Exhibit 10.75

SECONDMENT AND TRANSFER AGREEMENT

THIS SECONDMENT AND TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of September 28, 2006 (the “Effective Date”), by and between Spansion Japan Limited, a Japanese corporation (the “Company”), and Fujitsu Limited, a Japanese corporation (“Fujitsu”). The Company and Fujitsu are hereinafter also referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company and Fujitsu entered into an Asset Purchase Agreement dated as of September 28, 2006 (the “Purchase Agreement”), pursuant to which (i) the Company has agreed to sell to, and Fujitsu has agreed to purchase from the Company, certain buildings, equipment and other assets and (ii) the Company has agreed to lease to Fujitsu, and Fujitsu has agreed to lease from the Company, certain equipment, in each case related to the manufacture of wafers for flash memory products at the two (2) semiconductor fabrication facilities of the Company in Aizu-Wakamatsu, Japan known as JV1 (“JV1”) and JV2 (“JV2”).

WHEREAS, as contemplated by the Purchase Agreement, the Parties desire for the Company to second and transfer certain of its employees to Fujitsu or its designated Affiliate on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS; INTERPRETATION

1.1 Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:

1.1.1 “Affiliates” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists.

1.1.2 “Ancillary Documents” has the meaning set forth in Schedule A of the Purchase Agreement.

1.1.3 “Applicable Law” means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such, Person or any of its Affiliates).

1.1.4 “Best Efforts” has the meaning set forth in Section 8.1.

1.1.5 “Business Day” means any day other than a day on which commercial banks in California or Tokyo are required or authorized to be closed.

1.1.6 “Claim Notice” has the meaning set forth in Section 11.3.

1.1.7 “Closing” has the meaning set forth in Section 2.3 of the Purchase Agreement.

1.1.8 “Closing Date” has the meaning set forth in Section 2.3 of the Purchase Agreement.

1.1.9 “Company Employee Pension Fund” means Portion No. 1 and Portion No. 2 of the Company Pension Fund (Spansion Japan Kigyo Nenkin) maintained for the benefit of, among other employees, the Transferred Employees.

1.1.10 “Confidential Information” has the meaning set forth in Section 10.1.

1.1.11 “Disclosing Party” has the meaning set forth in Section 10.1.

1.1.12 “Force Majeure” has the meaning set forth in Section 13.9.1.

1.1.13 “Foundry Agreement” means the Foundry Agreement entered into the Company and Fujitsu as of the Effective Date.

1.1.14 “Fujitsu Pension Fund” means the Fujitsu Pension Fund (Fujitsu Kigyo Nenkin Kikin).

1.1.15 “Governmental Authority” means any foreign, domestic, national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

1.1.16 “Indemnified Party” has the meaning set forth in Section 11.3.

1.1.17 “Indemnifying Party” has the meaning set forth in Section 11.3.

1.1.18 “Initial Asset Transfer Amount” means the initial amount of assets to be transferred from the Company Employee Pension Fund to the Fujitsu Pension Fund (or an equivalent pension fund of Fujitsu or its designated Affiliate) on the Transfer Date in respect of the Transferred Employees as determined in accordance with Section 5.2.3.

1.1.19 “JV3” means a semiconductor fabrication facility of the Company located in Aizu-Wakamatsu, Japan.

1.1.20 “Liability” means, with respect to any Person, any liability, indebtedness, expense, guaranty, endorsement or obligation of or by any such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

1.1.21 “Losses” has the meaning set forth in Section 11.2.1.

1.1.22 “Pension Benefit Liability” for any Transferred Employee shall mean the Portion No. 1 Pension Benefit Liability plus the Portion No. 2 Pension Benefit Liability.

1.1.23 “Pension Benefits” means pension benefits accrued under Portion No. 1 and Portion No. 2 of the Company Employee Pension Fund.

1.1.24 “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

1.1.25 “PIPL” has the meaning set forth in Section 2.1.2.

1.1.26 “Portion No. 1 Pension Benefit Liability” for any Transferred Employee means the PBO of such Transferred Employee under Portion No. 1 of the Company Employee Pension Fund calculated in accordance with Section 5.2.3, determined as of the Transfer Date.

1.1.27 “Portion No. 2 Pension Benefit Liability” for any Transferred Employee means the PBO of such Transferred Employee under Portion No. 2 of the Company Employee Pension Fund calculated in accordance with Section 5.2.3, determined as of the Transfer Date.

1.1.28 “Projected Benefit Obligation” or “PBO” means the projected benefit obligation as that term is defined in SFAS §87, as of the Transfer Date.

1.1.29 “Receiving Party” has the meaning set forth in Section 10.1.

1.1.30 “Seconded Employees” has the meaning set forth in Section 2.1.1.

1.1.31 “Secondment Council” has the meaning set forth in Section 2.1.5.

1.1.32 “Secondment Period” has the meaning set forth in Section 2.1.4.

1.1.33 “Sort Services Agreement” means that certain Sort Services Agreement to be entered into by and between the Company and Fujitsu prior to the Closing.

1.1.34 “Spansion Policies” has the meaning set forth in Section 2.3.1(i).

1.1.35 “Specified Actuarial Assumptions” used to calculate all pension benefit obligations and other liabilities, and to derive the amounts of pension assets to be allocated under this Agreement shall, unless otherwise stated to the contrary herein, be based on the actuarial assumptions used by the Company Employee Pension Fund’s actuary in preparing such fund’s most recent financial statements in accordance with generally accepted accounting principles in Japan, as of the effective date of any calculation using Specified Actuarial Assumptions; provided, however, that for purposes of this Agreement two point five percent (2.5%) shall be the discount rate to be used for such purposes, unless a different rate is subsequently agreed to in writing by Fujitsu and the Company.

1.1.36 “Term” has the meaning set forth in Section 12.1.

1.1.37 “Transaction Documents” means the Purchase Agreement and the Ancillary Documents.

1.1.38 “Transfer Date” has the meaning set forth in Section 3.1.1.

1.1.39 “Transferred Employees” has the meaning set forth in Section 3.1.1.

1.1.40 “Unfunded Amount” for any Transferred Employee means, as of the Transfer Date, the difference between (i) such employee’s Pension Benefit Liability minus (ii) the Initial Asset Transfer Amount attributable to such employee.

1.2 Interpretation.

1.2.1 Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

1.2.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.3 Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to a Person include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any Applicable Law are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

2.	SECONDMENT

2.1 Seconded Employees and Secondment Period.

2.1.1 Secondment. On the later to occur of (a) the Closing Date and (b) April 2, 2007, the Company shall use its Best Efforts to second to Fujitsu (or its designated Affiliate) the Seconded Employees set forth on Schedule 2.1.1 to this Agreement (the “Seconded Employees”).

2.1.2 Further Identification of Seconded Employees. Within sixty (60) days after the Effective Date and in accordance with the Japanese Law Concerning the Protection of Personal Information (the “PIPL”), the Company shall (a) use its Best Efforts to obtain the consent of all Seconded Employees, to transfer their “personal information” (as such term is defined under the PIPL) to Fujitsu and its designated Affiliate and (b) provide Fujitsu (or its designated Affiliate) with the names of such consenting Seconded Employees. Within ten (10) days of Fujitsu’s (or its designated Affiliate’s) receipt of such names, the Parties shall amend Schedule 2.1.1, Schedule 2.1.4(vi) and Schedule 3.1.3 by setting forth the names of the Seconded Employees (and, in the case of Schedule 3.1.3, the names of the Transferred Employees). Not later than March 1, 2007 or a later date agreed to by the Parties if the Parties expect the Closing Date to be after April 2, 2007, Fujitsu (or its designated Affiliate) and the Company shall review and revise Schedule 2.1.1, Schedule 2.1.4(vi) and Schedule 3.1.3 by including such additional employees and/or deleting any such Seconded Employees as needed to reflect any voluntary retirement, death, disability, illness, family leave or termination of Company employees between the Effective Date and the Closing Date or as the Parties in good faith mutually agree upon in writing, based upon, among other things, the forecasted minimum purchase requirements of the Company under the Foundry Agreement and, if executed by the Company and Fujitsu, the sorting service requirements of the Company and Fujitsu under the Sort Services Agreement.

2.1.3 Projected Quarterly Headcount Reductions. Schedule 2.1.3 of this Agreement sets forth a chart broken down by employee function and/or employee category reflecting projected reductions in the number of Seconded Employees on a quarterly basis (which projected reductions are based on the projected production output for each respective quarter set forth on Schedule 2.1.3A of this Agreement). During the period commencing on the Closing Date and ending on June 30, 2008, Fujitsu (or its designated Affiliate) shall return the designated Seconded Employees to the Company in accordance with Section 2.1.2 and this Section 2.1.3 (and the related Schedules thereto) no later than the end of the respective quarter and the Company shall accept the return of such Seconded Employees. If Fujitsu (or its designated Affiliate) wishes to return any Seconded Employees in the indicated calendar quarter but prior to the end of such quarter as reflected on Schedule 2.1.1 and Schedule 2.1.3, Fujitsu shall give Spansion thirty (30) days prior written notice and, upon the expiration of such thirty (30) day notice period, Fujitsu shall return and the Company shall accept the return of such Seconded Employees. If, in connection with any such reduction of Seconded Employees, either Party wishes to substitute one employee for another employee, such Party shall make such request to the Secondment Council and, promptly upon receipt of any such request, the Secondment Council shall discuss such request in good faith and such request shall not be unreasonably denied or delayed.

2.1.4 Secondment Period. The period of secondment for each Seconded Employee (the “Secondment Period”) shall commence on the later to occur of (a) the Closing Date and (b) April 2, 2007 and end (x) not later than June 30, 2008 with respect to the Seconded Employees (and the corresponding Secondment Period for each Seconded Employee shall be set forth on Schedule 2.1.1 of this Agreement), other than the Seconded Employees listed on Schedule 3.1.3 of this Agreement, and (y) not later than December 31, 2009 with respect to the Seconded Employees listed on Schedule 3.1.3 of this Agreement; provided, however, that (i) the Secondment Period may be shortened or extended by written agreement of the Parties with respect to any given Seconded Employee, (ii) the Secondment Period shall be shortened, and shall terminate, with respect to any given Seconded Employee immediately upon Fujitsu’s receipt of written notice from the Company stating that such Seconded Employee has voluntarily or involuntarily retired from the Company (in which case any costs, including severance payments in accordance with Company policies and retirement allowances that the terminated Seconded Employee is eligible to receive as a result of having been an employee of the Company, arising from or in any way related to such voluntary or involuntary retirement shall be borne by the Company), (iii) the Secondment Period shall be shortened, and shall terminate, with respect to any given Seconded Employee, immediately upon the Company’s receipt of written notice from Fujitsu in accordance with Section 3.1.3, (iv) the Secondment Period may be extended by written agreement of the Parties, with respect to any given Seconded Employee (other than a Seconded Employee listed on Schedule 3.1.3 of this Agreement), in the event that the Company and Fujitsu are able to reach the agreements contemplated by Section 2.6 of the Foundry Agreement by December 31, 2007, (v) if the actual purchase requirements of the Company under the Foundry Agreement during any two (2) consecutive quarters on a rolling basis is more than ten percent (10%) less than the respective projected purchase requirement of the Company for each such quarter as set forth on Schedule 2.1.3A of this Agreement (as such Schedule may be amended from time to time by the Parties), Fujitsu shall have the right (which right may be exercised by giving the Company thirty (30) days prior written notice) to reduce the number of Seconded Employees who are operators, maintainers, technicians and/or engineering assistants for Wafer Processing, QA, Integration and/or Production Planning, and to terminate their respective Secondment Periods, for the first such quarter to a maximum extent equal to the product of (a) the difference between (i) the number of such Seconded Employees for the first such quarter (as set forth on the then current Schedule 2.1.3 of this Agreement) and (ii) the number of the Transferred Employees performing the same roles or functions (as set forth on the then current Schedule 3.1.3A of this Agreement) multiplied by (b) such percentage by which the actual purchase requirements is less than the respective projected purchase requirement of the Company as set forth on the then current Schedule 2.1.3A of this Agreement, and (vi) the Secondment Period shall be shortened, and shall terminate, with respect to any given Seconded Employee listed on Schedule 2.1.4(vi) to this Agreement immediately upon the earlier to occur of either (a) Fujitsu’s receipt of written notice from the Secondment Council stating that the Secondment Council recommends returning such Seconded Employee to the Company in accordance with Section 2.1.5 or (b) the termination of the Sort Services Agreement in accordance with the terms thereof (provided that the Sort Services Agreement is executed by Fujitsu and the Company prior to the Closing).

Fujitsu may exercise its right to reduce such number of Seconded Employees in accordance with the notice requirement under Section 2.1.4(v) of this Agreement at any time during the first such quarter after receiving from the Company the actual purchase requirement of the Company under the Foundry Agreement for the second such quarter (which must be delivered to Fujitsu by the Company not less than fifty-five (55) days prior to the commencement of such second quarter pursuant to the Foundry Agreement).

In the event that (i) Fujitsu exercises its right to reduce such number of Seconded Employees and (ii) the number of Seconded Employees for the second such quarter (and subsequent quarters) set forth on the then current Schedule 2.1.3 of this Agreement is greater than the adjusted number of Seconded Employees for the first such quarter, then the number of Seconded Employees for the second such quarter (and subsequent quarters) shall be adjusted, to the extent necessary, so that such number does not exceed the adjusted number of Seconded Employees for the first such quarter. To the extent that any other adjustments to Schedule 2.1.3 are necessitated by the return of any such Seconded Employees, the Secondment Council (as defined below) shall make such adjustments to Schedule 2.1.3.

2.1.5 Secondment Council. The Parties shall form a Secondment Council (the “Secondment Council”), consisting of six (6) representatives, comprised of three (3) employees from each of Fujitsu (or its designated Affiliate) and the Company. Fujitsu’s (or its designated Affiliate’s) representatives shall initially be Messrs. Ikuo Katou, Tsutomu Satou and Yoshihiro Sanjou. The Company’s representatives shall initially be Messrs. Mikio Suetake, Michio Shimamura and Hideo Takagi. Each Party may replace any or all of its representatives on the Secondment Council from time to time by providing written notice to the other Party. In addition to any other matters which Fujitsu and the Company may mutually agree in good faith to delegate to the Secondment Council from time to time, the Secondment Council shall be responsible for evaluating requests by either Party for (a) an increase in the number of Seconded Employees during the Secondment Period, or substitutions of Seconded Employees (in accordance with Section 2.1.3), based on, among other things, actual purchase requirements of the Company under the Foundry Agreement or (b) a decrease in the number of Seconded Employees listed on Schedule 2.1.4(vi) of this Agreement, based on the sorting service requirements of such requesting Party; provided, however, nothing in this Section 2.1.5 shall restrict the rights of the Parties (or, in the case of Fujitsu, its designated Affiliate) under Section 2.1.3 or Section 2.1.4. In addition and in accordance with the last sentence of Section 2.1.4, the Secondment Council shall be responsible for determining whether any adjustments to Schedule 2.1.3 are necessitated by the return of any Seconded Employees to the Company pursuant such last sentence of Section 2.1.4. The Secondment Council shall act in good faith and shall make its recommendations to the Parties and the Parties shall take action to implement such recommendations. Any disputes arising from the deliberations of the Secondment Council shall be resolved in accordance with Section 13.3.

2.2 Status of Seconded Employees. During his or her Secondment Period, each Seconded Employee shall remain an employee of the Company; provided, however, that, during his or her Secondment Period, each Seconded Employee shall (a) be managed by Fujitsu or its designated Affiliate, (b) also be subject to the employment rules, regulations and policies of Fujitsu or its designated Affiliate, (c) perform such duties and provide such services at such times and at such places as Fujitsu or its designated Affiliate may from time to time reasonably require, and (d) act in accordance with and subject to the reasonable instructions of Fujitsu or its designated Affiliate. In the event of any inconsistency between the respective employment rules, regulations and policies of the Company and Fujitsu, the employment rules, regulations and policies of Fujitsu shall be controlling. The Parties acknowledge and agree that no Seconded Employee shall be under the control or supervision of the Company (or any of its Affiliates) during his or her Secondment Period and the Company shall not be responsible to Fujitsu or its designated Affiliate for any services performed by such Seconded Employee for Fujitsu or its designated Affiliate during such Secondment Period.

2.3 Working Terms and Conditions for Seconded Employees; Other Benefits.

2.3.1 Working Terms and Conditions for Seconded Employees. During his or her Secondment Period, the following treatment shall be given to each Seconded Employee:

(a) Fujitsu or its designated Affiliate shall reimburse to the Company all compensation and bonuses, including any seasonal, key contribution or other bonuses, to be paid to such Seconded Employee accrued during his or her Secondment Period in accordance with (i) the Company’s rules, regulations and policies and (ii) Section 2.4.1;

(b) Fujitsu or its designated Affiliate shall pay all out-of-pocket costs and expenses incurred by such Seconded Employee in connection with the performance of his or her services for Fujitsu or its designated Affiliate in accordance with Fujitsu’s or such designated Affiliate’s rules, regulations and policies regarding the payment or reimbursement of such costs and expenses;

(c) such Seconded Employee shall remain eligible to participate, on the Company’s account, in health insurance (kenko hoken), social security pension (kosei nenkin hoken), supplemental pension fund (Spansion Japan Kigyo Nenkin) and employment insurance (koyo hoken), as well as any other insurance and pension funds maintained by the Company and the costs and expenses resulting from or in connection with the foregoing incurred by the Company shall be reimbursed to the Company by Fujitsu or its designated Affiliate;

(d) Fujitsu or its designated Affiliate shall maintain on its own account and at its own expense, in accordance with Japanese Applicable Law, workers’ accident compensation insurance (rosai hoken) which shall cover each such Seconded Employee;

(e) such Seconded Employee shall remain eligible to participate, on the Company’s account, in any other benefit plans or programs, including any medical or dental plans, family allowance (kazokuteate), special occasion benefits allowances (family death, birth of child and marriage) (keicho mimaikin), and retirement pension funds, employee savings plans (zaisan-keisei chochiku shoreikin) maintained by the Company and the costs and expenses resulting from or in connection with the foregoing incurred by the Company shall be reimbursed to the Company by Fujitsu or its designated Affiliate. Upon Fujitsu’s or its designated Affiliate’s reasonable request, the Company shall provide reasonable documentation evidencing such costs and expenses incurred by the Company;

(f) unless otherwise expressly stated herein or agreed to in writing by the Parties, Fujitsu’s or its designated Affiliate’s rules and regulations with respect to working hours, break time and any other non-working periods shall apply to such Seconded Employee;

(g) paid vacation shall be provided to such Seconded Employee in accordance with the Company’s rules, regulations and policies;

(h) any other office and working regulations of Fujitsu or its designated Affiliate and including the obligation of executing confidentiality agreements and intellectual property agreements with Fujitsu or its designated Affiliate, shall apply to such Seconded Employee except as provided in the Transaction Documents;

(i) notwithstanding clause (h) above, the existing rules, regulations, policies and agreements of the Company regarding confidential information and inventions (“Spansion Policies”) shall apply to such Seconded Employee;

(j) any evaluation or other assessment of performance of the services provided by such Seconded Employee for Fujitsu or its designated Affiliate pursuant to this Agreement shall be prepared by Fujitsu or its designated Affiliate and submitted to the Company for its prior review. In the event that the Company has any comments on or requested changes to the proposed evaluation or other such assessment of a Seconded Employee who is reasonably not expected to become a Transferred Employee after the expiration of the Secondment Period, the Parties agree to discuss such comments and recommended changes in good faith; and

(k) if the Secondment Period with respect to such Seconded Employee starts or ends in the middle of any given month, the amount of any costs and expenses to be borne by Fujitsu or its designated Affiliate in accordance with this Agreement, including salary, social security insurance and transportation, shall be prorated on a per diem basis.

2.3.2 Amendment of the Company’s Existing Working Terms and Conditions. Notwithstanding anything herein to the contrary, the Company shall, in its sole discretion, have the right to terminate or modify any of its rules, regulations and policies, including the Spansion Policies, from time to time, including those relating to or otherwise governing the Seconded Employees; provided, however, that any such termination or modification which either (a) is not consistently applied to the Seconded Employees and all of the other employees of the Company and/or (b) will result in Fujitsu or its designated Affiliate bearing any additional costs and expenses or incurring any additional obligations (excluding annual salary increases in the ordinary course of business consistent with past practice) with respect to any or all of the Seconded Employees, shall be subject to the prior written consent of Fujitsu, such consent to not be unreasonably withheld or delayed.

2.3.3 Other Benefits. During his or her Secondment Period, each Seconded Employee shall remain eligible to participate, on the Company’s account, in any Cafeteria Benefit Plan, Flex Benefit Program, Group Long Term Disability Insurance, Employee Assistance Program, Profit Sharing Plan and employee restricted stock unit plan maintained by the Company. Upon Fujitsu’s or its designated Affiliate’s receipt of reasonable documentation in the form of detailed policies and invoices evidencing such costs and expenses have in fact been incurred by the Company as of and after the Effective Date, such costs and expenses resulting from or in connection with the foregoing actually incurred by the Company during the Secondment Period shall be reimbursed to the Company by Fujitsu or its designated Affiliate. The cost of any restricted stock unit granted to a Seconded Employee shall be equal to the product of (i) the closing market value of the shares of Class A Common Stock of Spansion Inc. on the date of grant of such restricted stock unit multiplied by (ii) the number of restricted stock units granted on such date. Subject to the foregoing, Fujitsu or its designated Affiliate shall reimburse to the Company that portion of the costs of the restricted stock units as incurred by the Company (in accordance with the vesting schedule of such restricted stock units).

2.4 Payment of Reimbursements; Records and Audit Right.

2.4.1 Payment of Reimbursements. In accordance with Section 2.3, all costs and expenses and other amounts incurred by the Company with respect to the Seconded Employees shall accrue on a calendar month basis and shall be reimbursed by Fujitsu or its designated Affiliate to the Company. Fujitsu or its designated Affiliate shall make such reimbursement to the Company by wire transfer of immediately available funds by the end of each calendar month in which it receives an invoice from the Company on or before the tenth (10th) day of such calendar month. In the event that Fujitsu or its designated Affiliate receives an invoice from the Company after the tenth (10th) day of any calendar month, Fujitsu or its designated Affiliate shall make such reimbursement to the Company by the end of the following calendar month. All invoices shall be denominated in Japanese Yen and shall be accompanied by reasonable documentation evidencing that the invoiced amounts were in fact incurred by the Company.

2.4.2 Records and Audit Right. The Company shall keep and maintain complete and accurate records and books of account in sufficient detail so as to enable verification of all payments and monies due and payable by Fujitsu or its designated Affiliate under this Agreement. The Company shall maintain such records and books of account for a period of not less than three (3) years following the year to which such records pertain. The Company shall permit such records and books of account of the Company to be examined at the Company’s premises by an independent certified public accountant selected by Fujitsu (or its designated Affiliate) and reasonably acceptable to the Company, such acceptance not to be unreasonably withheld or delayed; provided that no more than one (1) such examination may be conducted by or on behalf of Fujitsu (or its designated Affiliate) in any calendar year. Each and any such examination shall be conducted during the Company’s normal business hours and only after ten (10) days’ prior written notice to the Company. In performing the examination, the independent certified public accountant shall consult with the Parties as he/she deems appropriate. Upon completion of the examination, the independent certified public accountant shall report to the Parties only whether amounts paid by Fujitsu (or its designated Affiliate) to the Company were underpaid or whether amounts paid by Fujitsu (or its designated Affiliate) to the Company were overpaid and, if so, the amount of such underpayment or overpayment. In the event of underpayment by Fujitsu (or its designated Affiliate), Fujitsu (or its designated Affiliate) shall promptly pay the Company all amounts underpaid. In the event of overpayment by Fujitsu (or its designated Affiliate), the Company shall promptly reimburse Fujitsu (or its designated Affiliate) all amounts overpaid. The cost and expense of such examination shall be borne by Fujitsu (or its designated Affiliate), unless such examination reveals a discrepancy of greater than seven and one-half percent (7.5%), in which case the Company shall bear such cost and expense.

2.5 Procedure for Promotion of Seconded Employees. In the event that the Company would like to promote a Seconded Employee during the Secondment Period, the Company shall send written notice to the executive responsible for human resources at Fujitsu identifying the name and current ranking of the Seconded Employee in question, setting forth the proposed new ranking and setting forth in reasonable detail the rationale for such proposed promotion. Upon receipt of any such written request, the executive responsible for human resources at Fujitsu shall discuss such written request with the Company in good faith.

2.6 Temporary Contract Workers. The Company represents and warrants to Fujitsu that it has made available to Fujitsu a true and complete copy of each agreement to which it is a party as of the Effective Date relating to temporary contract workers working at JV1 or JV2 as of the Effective Date (the “Temporary Contract Worker Agreements”). The Company shall terminate the Temporary Contract Worker Agreements effective as of the Closing Date. Fujitsu or its designated Affiliate shall enter into new agreements for the provision of temporary contract workers at JV1 and JV2 starting as of the Closing Date to the extent that Fujitsu or its designated Affiliate, as the case may be, deems such provision necessary or appropriate in its sole discretion and the Company agrees to use its commercially reasonable efforts to assist Fujitsu or its designated Affiliate in the procurement of any such agreements.

2.7	Pre-Secondment Period Accrued Benefits.

2.7.1 Pre-Secondment Period Accrued Benefits. Except as set forth in Section 2.7.2, any and all Liabilities relating to any benefits calculated with respect to any time period ending prior to the commencement of the Secondment Period under any benefit plans maintained or contributed to, or required to be maintained or contributed to, by the Company or for the benefit of any Seconded Employee or Transferred Employee, including any Liabilities relating to unpaid salary, vacation days, commissions, bonuses, allowances, subsidies, reimbursements, shift differentials, social insurance payments, workers’ compensation contributions, or other payroll amounts earned or accrued prior to the commencement of the Secondment Period, shall be for the account of and borne by the Company regardless of whether any such Liability is to be paid to any Seconded Employee or Transferred Employee at any time after the commencement of the Secondment Period.

2.7.2 Exceptions. Subject to the requirements of Section 2.3.3, reimbursable expenses incurred by Seconded Employees pursuant to the Company’s Cafeteria Benefit Plan shall be allocated in proportion to the number of days during such calendar year such employee works for the Company and the number of days during such calendar year such employee is seconded or works for Fujitsu or its designated Affiliate. For example, if an employee submits reimbursable expenses of 72,000 yen incurred during calendar year 2007, and such employee works for the Company for 100 days during such year and is seconded to Fujitsu or its designated Affiliate for 265 days during such year, then the Company shall bear that portion of the expenses equal to 19,726 yen ((72,000 yen / 365 days) x 100 days) and Fujitsu shall bear that portion of the expenses equal to 52,274 yen ((72,000 yen / 365 days) x 265 days).

3.	TRANSFER

3.1 Transfer of Seconded Employees to Fujitsu.

3.1.1 Best Efforts. During the Secondment Period, the Company and Fujitsu shall use their respective Best Efforts to cause the performance of the steps set forth in Schedule 3.1.1 of this Agreement to be performed by the Company or Fujitsu (or its designated Affiliate), as the case may be. In addition, during the Secondment Period the Company shall use its Best Efforts to cause the Seconded Employees set forth on Schedule 3.1.3 of this Agreement to transfer their employment from the Company to Fujitsu or its designated Affiliate no later than the expiration of the Secondment Period; provided that, with respect to any such Seconded Employee, he or she shall have consented to the transfer of his or her employment with the Company to Fujitsu or its designated Affiliate. The date on which the employment of any given Seconded Employee is transferred from the Company to Fujitsu or its designated Affiliate pursuant to this Section 3.1.1 or Section 3.1.3 shall be referred to the “Transfer Date” of such employee (the “Transferred Employee”).

3.1.2 Exceptions. Notwithstanding Section 3.1.1 above, (a) Seconded Employees agreed upon and identified in writing by the Parties before the expiration of the Secondment Period and Seconded Employees who do not consent to the transfer contemplated by Section 3.1.1 on or before the expiration of the Secondment Period shall return to the employ of the Company (or be transferred to one of its respective Affiliates) at the end of the Secondment period and (b) such Seconded Employees shall not become Transferred Employees upon the expiration of the Secondment Period.

3.1.3 Accelerated Transfers. Each of the Company and Fujitsu shall use its Best Efforts to cause the Seconded Employees set forth on Schedule 3.1.3 of this Agreement (as such Schedule shall be reviewed and amended in writing by the Parties in good faith no later than September 1, 2008) to transfer their employment from the Company to Fujitsu or its designated Affiliate on April 1, 2009 (or such other date as may be agreed in writing by the Parties); provided that the respective unions of the Company and Fujitsu shall have consented to such transfers and further that, with respect to any given Seconded Employee, he or she shall have consented to the transfer of his or her employment with the Company to Fujitsu or its designated Affiliate. Schedule 3.1.3A of this Agreement sets forth a chart broken down by employee function and/or employee category of the Seconded Employees set forth of Schedule 3.1.3 of this Agreement (as such Schedule 3.1.3A shall be reviewed and amended in writing by the Parties in good faith no later than September 1, 2008).

3.2 Working Terms and Conditions for Transferred Employees. After the transfer of employment to Fujitsu or its designated Affiliate, the Transferred Employees shall be entitled, subject to Sections 5.2.1 and 7, to participate in salary, bonus and benefit plans, programs and other arrangements as may be offered to the Transferred Employees by Fujitsu or its designated Affiliate in its sole discretion in accordance with Applicable Law; provided, however, that such salary, bonus and benefit plans, programs and other arrangements shall be substantially similar in the aggregate to those salary, bonus and benefit plans, programs and other arrangements maintained by Fujitsu or its designated Affiliate, as the case may be, in which similarly situated employees of Fujitsu or its designated Affiliate are entitled to participate as of the Transfer Date.

3.3 Transfer of Accrued and Unpaid Liabilities. In connection with the transfer of employment of Transferred Employees from the Company to Fujitsu or its designated Affiliate, the Company shall transfer to Fujitsu or its designated Affiliate an amount equal to any and all accrued and unpaid Liabilities as of the Transfer Date relating to any benefits calculated with respect to any time period ending prior to the Transfer Date under any benefit plans maintained or contributed to, or required to be maintained or contributed to, by the Company or for the benefit of any Transferred Employee which are for the account of and are to be borne by the Company in accordance with Section 2.7. Such a transfer shall be made no later than thirty (30) days after the Transfer Date and thereafter, if such a transfer is requested by Fujitsu or its designated Affiliate, within thirty (30) days after receipt by the Company of any such request.

4.	LABOR AND EMPLOYMENT MATTERS

4.1 Representations of the Company. The Company hereby represents and warrants to Fujitsu and its designated Affiliate, as of the Effective Date and as of the Closing Date as follows:

4.1.1 The Company has provided to Fujitsu complete and correct information in all material respects reflecting the positions, gender, grade, performance evaluations, dates of employment, salaries, wages and other compensation, and participation in the Company Employee Pension Fund and other Company benefit programs of all Company employees working at JV1, JV2 and JV3.

4.1.2 None of the Seconded Employees have been granted the right to continued employment by the Company or any of its Affiliates, or to any compensation following or in connection with the termination of employment with the Company, subject to any rights to receive such compensation pursuant to Applicable Law.

4.1.3 Neither the execution and the delivery of this Agreement and the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will result in or give rise to (i) any Liability of the Company to make any severance, retention, termination, “golden parachute” or other payment to any Transferred Employees, or (ii) the acceleration of any other rights or benefits to any Transferred Employee (including vesting and payments with respect to equity incentives or other rights under any benefit plans), in each case whether pursuant to a benefit plan, an oral or written agreement or Applicable Law.

4.1.4 Except for the treaty between the Company and its labor union, the Company is not a party to or otherwise subject to any collective bargaining contract or other agreement with respect to the Seconded Employees or the Transferred Employees. There is, as of the Effective Date, no (i) labor strike, walkout, slowdown, stoppage or other dispute with respect to the Seconded Employees or Transferred Employees pending or, to the Company’s knowledge, threatened against the Company or (ii) proceeding arising out of or under the treaty between the Company and its labor union pending or, to the knowledge of the Company, threatened against the Company.

4.1.5 As of the Effective Date, the Company has no knowledge that not more than an immaterial number of Seconded Employees have objected to the transactions contemplated by this Agreement or indicated their intent to terminate their employment with the Company or Fujitsu.

4.1.6 As of the Effective Date, the Company has not received notice of, and the Company does not have knowledge of, any actual or threatened dispute, controversy or proceeding with respect to claims of, or obligations to, any Seconded Employee or Transferred Employee or group of such employees related to allegations of unfair labor practices, discrimination or breach of contract by the Company.

4.1.7 As of the Effective Date, the Company (i) has complied in all material respects with all Applicable Laws concerning employment and employment practices and the protection of the health and safety of the Seconded Employees and the Transferred Employees, and (ii) has not received from any Governmental Authority any written warning, notice or order alleging any violation of any Applicable Laws concerning employment or employment practices and the protection of the health and safety of the Seconded Employees and the Transferred Employees, except for those warnings, notices or orders to which the Company has proposed to such Governmental Authority a commercially reasonable corrective action plan to address such alleged violation.

4.2 Covenants.

4.2.1 The Company shall provide Fujitsu with updates to the information described in Section 4.1.1 with respect to Seconded Employees within a reasonable period of time prior to the commencement of the Secondment Period and with respect to potential Transferred Employees within a reasonable period of time prior to the Transfer Date.

4.2.2 During the period commencing on the Effective Date and ending on the expiration of the Secondment Period, the Company shall not grant to any Seconded Employee a right to continued employment by the Company or any of its Affiliates, or to any compensation following or in connection with the termination of employment with the Company, subject to any rights to receive such compensation pursuant to Applicable Law. During the period commencing on the Effective Date and ending on the Transfer Date, the Company shall not enter into any transaction that will require the Company to (i) make any severance, retention, termination, “golden parachute” or other payment to any Transferred Employees, or (ii) accelerate any other rights or benefits of any Transferred Employee (including vesting and payments with respect to equity incentives or other rights under any benefit plans).

4.2.3 During the Secondment Period, the Company shall promptly notify Fujitsu when it learns of (i) a labor strike, walkout, slowdown, stoppage or other material dispute with respect to the Seconded Employees or the Transferred Employees becomes pending or threatened against the Company, (ii) a proceeding arising out of or under the treaty between the Company and its labor union becomes pending or threatened against the Company, (iii) any Seconded Employee has made known to the Company his or her objections to the transactions contemplated by this Agreement or his or her intent to terminate his or her employment with the Company or Fujitsu, or (iv) the existence of any actual or threatened dispute, controversy or proceeding with respect to claims of any Seconded Employee or Transferred Employee related to allegations of unfair labor practices, discrimination or breach of contract by the Company.

4.2.4 Prior to the Closing Date, the Company shall promptly notify Fujitsu (or its designated Affiliate) of the Company’s receipt from any Governmental Authority of any written warning, notice or order from a Governmental Authority alleging any violation of any Applicable Laws concerning employment or employment practices and the protection of the health and safety of the Seconded Employees and the Transferred Employees. The Company shall use its Best Efforts to promptly submit a corrective action plan to the appropriate Governmental Authority to resolve any alleged violation of such Applicable Laws prior to the Closing Date or as soon as practicable thereafter.

4.2.5 Access.

(a) Prior to the Closing and in connection with Section 2.1.2 and Section 2.3.3, the Company shall provide Fujitsu and its designated Affiliate with reasonable access during normal business hours to information reasonably related to the transaction contemplated by this Agreement as Fujitsu or its designated Affiliate may reasonably request. While visiting JV1, JV2 and JV3, Fujitsu and its designated Affiliate shall at all times fully comply with the Company’s plant rules and regulations provided to Fujitsu and its designated Affiliate as well as all reasonable instructions that may be issued by the Company’s employees or personnel accompanying such employees or representatives of Fujitsu and its designated Affiliate. Each Party shall, at its own expense, indemnify and hold harmless the other Party (which in the case of Fujitsu, shall include its designated Affiliate) and its employees from and against any and all direct losses or damages without limitation to any of the other Party’s property or loss of personal health or life, caused by the indemnifying Party’s employees or representatives during any such visit. Without limiting the generality of the foregoing and in connection with the last sentence of Section 2.1.2 of this Agreement and for the purpose of confirming the working terms and conditions and other benefits of the Seconded Employees under Section 2.3 of this Agreement, Fujitsu (or its designated Affiliate) shall perform a final due diligence review of the information reflecting the positions, gender, grade, performance evaluations, dates of employment, salaries, wages and other compensation, and the Company Employee Pension Fund and other Company benefit programs of all company employees working at JV1, JV2 and JV3 solely for the purpose of confirming the condition of such information at the time of Closing and making any necessary adjustments to Schedule 2.1.1, Schedule 2.1.3, Schedule 2.1.4(vi), Schedule 3.1.3 or Schedule 3.1.3A or the inclusion or deletion of any additional Company benefits provided to Seconded Employees which shall be reimbursed by Fujitsu pursuant to Section 2.3.1 or Section 2.3.3 of this Agreement. The Company shall use commercially reasonable efforts to locate and provide any of the information reasonably requested by Fujitsu or its designated Affiliate, and Fujitsu (or its designated Affiliate) shall use its commercially reasonable efforts to minimize any disruption to the Company’s business in connection with the conduct of the process contemplated herein.

(b) Prior to the Transfer Date, the Company shall receive reasonable advance notice of and shall have the right to participate in, any discussions Fujitsu or its designated Affiliate might have with any Governmental Authorities about the Company or the Seconded Employees, the Transferred Employees or benefit plans or programs described in Section 2.3.1 or Section 2.3.3 of this Agreement.

(c) Following the Closing, upon the reasonable request and at the expense of Fujitsu or its designated Affiliate, the Company shall use commercially reasonable efforts to provide to Fujitsu or its designated Affiliate any books, records and/or documents that are not Purchased Assets (as defined in the Purchase Agreement) but that are useful for Fujitsu and its designated Affiliate to manage the Seconded Employees or employ the Transferred Employees, as the case may be, in substantially the same manner as such employees are employed by the Company as of the Effective Date and as of the Closing Date.

(d) Notwithstanding anything in this Section to the contrary, under no circumstances shall the Company be required to provide to Fujitsu, its designated Affiliate or their respective employees or representatives access to any privileged attorney-client communications or work product of the Company. With respect to information covered by existing confidentiality agreements between the Company and third parties, the Company and Fujitsu (or its designated Affiliate) will make commercially reasonable efforts to obtain waivers or otherwise allow for the Company to disclose such information to Fujitsu (or its designated Affiliate).

5.	PENSION MATTERS

5.1 Phase I Pension Fund Operations.

5.1.1 Continued Participation. Effective as of the first day of the Secondment Period, all the Seconded Employees shall continue as participating members of the Company Employee Pension Fund, and the Seconded Employees shall accrue Pension Benefits in accordance with the terms of the Company Employee Pension Fund and with the Company’s applicable rules, regulations and policies.

5.1.2 Allocation/Limitation of Pension Contribution Obligations. During the Secondment Period, Fujitsu or its designated Affiliate shall bear one hundred percent (100%) of the Company’s responsibility for paying the pension premiums for the Pension Benefits accrued by the Seconded Employees; provided that the calculation of the amount of such premium payments with respect to the Seconded Employees is consistent with the calculation of the amount of the premium payments that applies to the other employees of the Company participating in the Company Employee Pension Fund during such period.

5.2 Phase II Pension Fund Operations.

5.2.1 Participation in Fujitsu Pension Fund. Effective as of the Transfer Date, the Transferred Employees shall participate in the Fujitsu Pension Fund (or an equivalent pension fund of Fujitsu or its designated Affiliate).

5.2.2 Transfer of Initial Asset Transfer Amount. In connection with the transfer of employment of the Transferred Employees from the Company to Fujitsu or its designated Affiliate and subject to the immediately following sentence, the Company shall cause the Company Employee Pension Fund to transfer the Initial Asset Transfer Amount to the Fujitsu

Pension Fund (or an equivalent pension fund of Fujitsu or its designated Affiliate) on the Transfer Date. No later than thirty (30) days prior to the Transfer Date, the Company and Fujitsu shall calculate and agree in good faith on the Initial Asset Transfer Amount to be transferred from the Company Employee Pension Fund to the Fujitsu Pension Fund (or an equivalent pension fund of Fujitsu or its designated Affiliate) on the Transfer Date (the “First Installment of the Initial Asset Transfer Amount”) and no later than thirty (30) days after the Transfer Date, (a) the Company and Fujitsu shall recalculate and agree in good faith on the Initial Asset Transfer Amount to have been transferred from the Company Employee Pension Fund to the Fujitsu Pension Fund (or an equivalent pension fund of Fujitsu or its designated Affiliate) on the Transfer Date and (b) the Company shall cause the Company Employee Pension Fund to transfer an amount, if any, equal to (i) such recalculated Initial Asset Transfer Amount minus (ii) the First Installment of the Initial Asset Transfer Amount to the Fujitsu Pension Fund (or an equivalent pension fund of Fujitsu or its designated Affiliate) or (c) Fujitsu shall cause the Fujitsu Pension Fund (or an equivalent pension fund of Fujitsu or its designated Affiliate) to transfer an amount, if any, equal to (i) First Installment of the Initial Asset Transfer Amount minus (ii) the recalculated Initial Asset Transfer Amount to the Company.

5.2.3 Calculation of Initial Asset Transfer Amount. The Initial Asset Transfer Amount associated with the accrued Pension Benefits under the Company Employee Pension Fund shall be determined according to the formula set forth below; provided, however, that, in the event Japanese Applicable Laws are inconsistent with the following formula, then such Applicable Laws shall govern the calculation of the Initial Asset Transfer Amount.

Initial Asset Transfer Amount =	The market value of all the assets in the Company Employee Pension Fund as of the Transfer Date multiplied by a fraction, (i) the numerator of which is the PBO of the Transferred Employees as of the Transfer Date and (ii) the denominator of which is the aggregate PBO of all participants under the Company Employee Pension Fund as of the Transfer Date.

For purposes of this Section 5.2.3, all PBO calculations shall be based on the Specified Actuarial Assumptions. In addition, the Initial Asset Transfer Amount for each Transferred Employee shall be calculated separately with respect to the portion of his or her PBO that is attributable to Portion No. 1 of the Company Employee Pension Fund, Portion No. 2 of the Company Employee Pension Fund, and the assets to be transferred from the Company Employee Pension Fund to fund such portion of the Initial Asset Transfer Amount shall be drawn from the portion of the Company Employee Pension Fund to which such portion of such Transferred Employee’s PBO is attributable. Initial Asset Transfer Amount calculations will be performed by the actuary for the Company Employee Pension Fund. Such actuary will provide sufficiently detailed data, assumption, and calculation method information to enable an independent actuary, selected by Fujitsu, to fully confirm the results.

5.2.4 Transfer of Unfunded Amount. In connection with the transfer of employment of the Transferred Employees from the Company to Fujitsu or its designated

Affiliate and subject to the immediately following sentence, the Company shall transfer the Unfunded Amount to Fujitsu or its designated Affiliate on the Transfer Date. No later than thirty (30) days prior to the Transfer Date, the Company and Fujitsu shall calculate and agree in good faith on the Unfunded Amount to be transferred by the Company to Fujitsu or its designated Affiliate on the Transfer Date (the “First Installment of the Unfunded Amount”) and no later than thirty (30) days after the Transfer Date, (a) the Company and Fujitsu shall recalculate and agree in good faith on the Unfunded Amount to have been transferred by the Company to Fujitsu or its designated Affiliate on the Transfer Date and (b) the Company shall transfer an amount, if any, equal to (i) such recalculated Unfunded Amount minus (ii) the First Installment of the Unfunded Amount to Fujitsu or its designated Affiliate or (c) Fujitsu shall cause the Fujitsu Pension Fund (or an equivalent pension fund of Fujitsu or its designated Affiliate) to transfer an amount, if any, equal to (i) First Installment of the Unfunded Amount minus (ii) the recalculated Unfunded Amount to the Company.

5.2.5 Assumption of Liability. Upon the transfer of the Initial Asset Transfer Amount and the Unfunded Amount to the Fujitsu Pension Fund (or an equivalent pension fund of Fujitsu or its designated Affiliate) and Fujitsu or its designated Affiliate, as the case may be, the Fujitsu Pension Fund (or an equivalent pension fund of Fujitsu or its designated Affiliate) and Fujitsu or its designated Affiliate, as the case may be, shall assume all Pension Benefits liabilities for the Transferred Employees.

6.	UNIONS; EMPLOYEES

The secondment of Seconded Employees and the transfer of Transferred Employees to Fujitsu or its designated Affiliate shall be made in accordance with the treaty between the Company and its labor union and, in the case of any Transferred Employee, shall be subject to the consent of such Transferred Employee.

7.	FUJITSU BENEFIT PLANS

Notwithstanding anything herein to the contrary, Fujitsu or its designated Affiliate shall, in its sole discretion, have the right to terminate or modify any benefit plans or arrangements it sponsors (including the Fujitsu Pension Fund or an equivalent pension fund of Fujitsu or its designated Affiliate) from time to time, including those in which any Transferred Employees may participate. The ability of any Transferred Employee to participate in any of the benefit plans or arrangements of Fujitsu or its designated Affiliate shall be contingent upon such Transferred Employee satisfying all of the eligibility requirements for such benefit plans and arrangements that may be in effect from time to time consistently applied to similarly situated employees who participate in such plans and arrangements.

8.	CLAIMS AND LIABILITIES

8.1 Best Efforts. Fujitsu and the Company shall use their respective Best Efforts to minimize any liabilities associated with the administration of pay, benefit plans or benefit arrangements pursuant to this Agreement. As used herein, “Best Efforts” means the efforts that a prudent Person desiring to achieve a particular result would use in order to achieve such result reasonably expeditiously. An obligation to use “Best Efforts” does not require the Person subject to such obligation to take actions that would result in a materially adverse change in the benefits to such Person under this Agreement.

8.2 Consequential Damages Waiver. EXCEPT WITH RESPECT TO THE COMPANY’S AND FUJITSU’S RESPECTIVE INDEMNITY OBLIGATIONS UNDER SECTION 11, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY UNDER ANY LEGAL THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOSS OF PROFITS, REVENUE OR BUSINESS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR PURPOSES OF THIS SECTION 8.2, “PARTY” SHALL INCLUDE THE DESIGNATED AFFILIATE OF FUJITSU.

8.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. FOR PURPOSES OF THIS SECTION 8.3, “PARTY” SHALL INCLUDE THE DESIGNATED AFFILIATE OF FUJITSU.

9.	TAXES

Fujitsu or its designated Affiliate shall pay the gross amount of any present or future sales, use, excise, value-added, ad valorem or any other tax applicable to the furnishing by the Company of benefits to the Seconded Employees (other than income taxes), or the Company shall be provided with a tax-exemption certificate acceptable to the Governmental Authority in question.

10.	CONFIDENTIAL INFORMATION

10.1 Obligations. The Parties acknowledge and agree that all proprietary or nonpublic information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, directly or indirectly, which information is (a) marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure, or (b) provided under circumstances reasonably indicating that it constitutes confidential and proprietary information, constitutes the confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the

Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 10.1 shall apply and continue, with regard to all Confidential Information disclosed hereunder, during the Term and thereafter with respect to the Receiving Party, unless the Receiving Party is released from such obligations in writing by an officer of the Disclosing Party. Fujitsu shall cause its respective Affiliates to comply with this Section 10 and the Parties agree that each such respective Affiliate shall constitute a “Party” for purposes of this Section 10.

10.2 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third party, at the time of disclosure hereunder, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a Person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time.

10.3 Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and that no reference shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required to be disclosed by Spansion Inc. pursuant to U.S. federal securities laws (including the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder) as they pertain to Spansion Inc., (b) otherwise as required by Applicable Law; provided that, in the case of any filing with a Governmental Authority that would result in public disclosure of the terms hereof (other than in accordance with subsection (a) above), the Parties shall mutually cooperate to limit the scope of public disclosure to the greatest extent possible, (c) to its accountants, banks, financing sources, lawyers and other professional advisors; provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (d) in connection with the enforcement of this Agreement, or (e) pursuant to agreed joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

11.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

11.1 Survival of Representations and Warranties. All of the representations and warranties provided for in this Agreement shall survive until the date that is eighteen (18) months after the Effective Date; provided that any representations and warranties shall survive with respect to, and the extent of, any claim for indemnification made in accordance with this Section 11 prior to the termination date.

11.2 Indemnification.

11.2.1 Indemnification by Fujitsu. Fujitsu shall at its own expense indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, directors, employees, shareholders and agents, from and against any and all claims, demands, liabilities, costs, damages, expenses (including attorneys’ fees and expenses), and causes of action of any nature whatsoever (collectively, “Losses”) arising from or in any way related to (a) the actions or omissions of any Seconded Employee in the course and scope of his or her services to Fujitsu or its designated Affiliate during his or her Secondment Period or any Transferred Employee in the course and scope of his or her services to Fujitsu or its designated Affiliate during his or her employment with Fujitsu or its designated Affiliate, (b) any breach of any agreement or covenant by Fujitsu or its designated Affiliate contained in this Agreement, or (c) any unfunded Liabilities relating to any benefits calculated with respect to any time period ending after the Transfer Date under any benefit plans maintained or contributed to, or required to be maintained or contributed to, by Fujitsu or its designated Affiliate for the benefit of any Transferred Employee (excluding unfunded Liabilities with respect to time periods prior to the Transfer Date).

11.2.2 Indemnification by the Company. The Company shall at its own expense indemnify, defend and hold harmless Fujitsu and its Affiliates and their respective officers, directors, employees, shareholders and agents, from and against any and all Losses arising from or in any way related to (a) the actions or omissions of the Company or any of its Affiliates with respect to any Seconded Employee or Transferred Employee, (b) any breach of a representation or warranty made by the Company in this Agreement, (c) any breach of any agreement or covenant by the Company contained in this Agreement or (d) any unfunded Liabilities relating to any benefits calculated with respect to any time period ending prior to the Transfer Date under any benefit plans maintained or contributed to, or required to be maintained or contributed to, by the Company or for the benefit of any Seconded Employee or Transferred Employee.

11.3 Indemnification Procedures. If any lawsuit or enforcement action is filed against an indemnified party specified in Section 11.2 (an “Indemnified Party”) with respect to which such Indemnified Party is entitled to indemnification under Section 11.1 or Section 11.2 or an Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 11.1 or Section 11.2, then such Indemnified Party shall give notice thereof (a “Claim Notice”) to the indemnifying party (an “Indemnifying Party”) as promptly as practicable. The failure of an Indemnified Party to give a timely Claim Notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates that such failure actually damaged the Indemnifying Party. If within thirty (30) days after receipt of the Claim Notice the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party is obligated under the terms of its indemnity hereunder in connection with such lawsuit or action (or that it will defend under a reservation of rights), then the Indemnifying Party shall be entitled, at its own cost, risk and expense, (a) to take control of the defense and investigation of such lawsuit or action, (b) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and such Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event, the Indemnified Party shall be entitled, at the Indemnifying Party’s cost and expense, to retain separate counsel of its own choosing, and (c) to compromise or settle such claim, which compromise or settlement shall be made only with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. In connection with the Indemnifying Party’s defense of the Indemnified Party as described in the foregoing sentence, the Indemnified Party shall (at the Indemnifying Party’s cost and expense) cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) days after receipt of the Claim Notice, then the Indemnified Party shall (upon delivering notice to such effect to the Indemnifying Party) have the right, but not the obligation, to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of, and for the account and risk of, the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party timely informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 11.3 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Losses by reason of such settlement or judgment.

12.	TERM AND TERMINATION

12.1 Term. This Agreement will be effective as of the Effective Date, and will continue in full force and effect until the earlier of (a) the mutual written agreement of the Parties, (b) as otherwise set forth in this Section 12 and (c) the Transfer Date under Section 3.1.1 (the “Term”) of the last of the Transferred Employees.

12.2 Termination for Breach. In the event that either Party materially defaults in the performance of a material obligation under this Agreement, then the non-defaulting Party may provide written notice to the defaulting Party indicating: (a) the nature and basis of such default with reference to the applicable provisions of this Agreement; and (b) the non-defaulting Party’s intention to terminate this Agreement. Upon receipt of such notice, the defaulting Party shall use Best Efforts to cure the alleged breach in a timely manner, and the Parties shall meet to discuss the matter. If the breach is not cured to the reasonable satisfaction of the non-defaulting Party within a reasonable period of time of not less than one hundred and twenty (120) days, and, if the Parties are not otherwise able to resolve the matter, then the non-defaulting Party may terminate this Agreement upon written notice.

12.3 Cross-Termination. Unless otherwise expressly agreed in writing by the Parties, this Agreement shall automatically terminate upon the termination of the Foundry Agreement; provided that notice of such termination is provided by either Party to the other Party on or prior to the Transfer Date in accordance with the terms of the Foundry Agreement.

12.4 Termination for Insolvency; Certain Actions. Either Party shall have the right to terminate this Agreement immediately by giving written notice of termination to the other Party at any time, upon or after: (a) the filing by the other Party of a petition in bankruptcy; (b) any adjudication that the other Party is bankrupt or insolvent; (c) the filing by the other Party of any legal action or document seeking reorganization, readjustment or arrangement of such Party’s business under Applicable Law relating to bankruptcy or insolvency; (d) the appointment of a receiver for all or substantially all of the property of the other Party; (e) the making by the other Party of any assignment for the benefit of creditors; or (f) the institution of any proceedings for the liquidation or winding up of the other Party’s business or for the termination of its corporate charter.

12.5 Effect of Termination.

12.5.1 Return of Confidential Information. Fujitsu shall, and shall cause its respective Affiliates to, promptly return to the Company (or destroy, at the Company’s election) all Company Confidential Information then in the possession of Fujitsu (or any such respective Affiliate) or under Fujitsu’s (or any such respective Affiliate’s) control, and the Company shall, and shall cause its respective Affiliates to, promptly return to Fujitsu (or destroy, at Fujitsu’s election) all Fujitsu Confidential Information (including that of its respective Affiliates) then in the possession of the Company (or any such respective Affiliate) or under the Company’s (or any such respective Affiliate’s) control.

12.5.2 Continuing Liability. The termination of this Agreement for any reason shall not release either Party from any liability, obligation or agreement which has already accrued at the time of termination, including to the extent a Transferred Employee has been transferred from the Company to Fujitsu or its designated Affiliate, the termination of this Agreement shall not affect such transfer of such Transferred Employee. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law or otherwise, or which may arise out of or in connection with such termination.

12.5.3 Survival. The provisions of Sections 2.3.1(a), 2.3.1(b), 2.3.1(c), 2.3.1(e), 2.3.1(f), 2.3.1(g), 2.3.1(k), 2.3.3, 2.4, 2.6, 2.7, 3.3, 5.2.2, 5.2.3, 5.2.4 and 9 (with respect to any payment obligations which accrued prior to, and remain outstanding as of, the expiration of the Term), and Sections 2.3.1(i), 3.2, 4, 5.2.1, 5.2.4, 5.2.5, 7, 8, 10, 11 and 13 and this Section 12.5.3 shall survive any termination of this Agreement.

13.	MISCELLANEOUS TERMS

13.1 Relationship of the Parties. In the exercise of their respective rights, and the performance of their respective obligations hereunder, the Parties are, and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent for any purpose whatsoever. Neither Party will bind, or attempt to bind, the other Party hereto to any contract or other obligation, and neither Party will represent to any third party that it is authorized to act on behalf of the other Party to this Agreement.

13.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of Japan (without reference to any choice of law or conflicts of law rules or principles that would require the application of the laws of any other jurisdiction).

13.3 Dispute Resolution. The Parties agree that claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Schedule 13.3 to this Agreement.

13.4 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in either the English or Japanese language.

13.5 Successors and Assigns. Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by either Party without the prior written consent of the other Party; provided, however, that Fujitsu shall have the right to assign this Agreement in connection with the sale of substantially all its business to which the Seconded Employees and the Transferred Employees relate. Any purported assignment, sale, transfer, delegation or other disposition of such rights or obligations by either Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

13.6 Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersede any prior communications, representations, understandings and agreements, either oral or written, between the Parties with respect to such subject matter. This Agreement may not be altered except by a written instrument signed by authorized legal representatives of both Parties. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by Applicable Law.

13.7 Notices and Other Communications. All notices, requests, instructions or consents required or permitted under this Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) ten (10) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All such notices, requests, demands and other communications shall be addressed as follows:

If to the Company:

Spansion Japan Limited

1-14 Nisshin-Cho

Kawasaki-ku, Kawasaki-shi

Kanagawa 210-0024

Japan

Attention: Vice President, Human Resources

Telephone: +81-44-223-1716

Facsimile: +81-44-223-1800

with a copy (which shall not constitute notice) to:

Spansion Inc.

Attention: General Counsel

915 DeGuigne Drive

PO Box 3453, M/S 251

Sunnyvale, California 94088

USA

Telephone: (408) 962-2500

Facsimile: (408) 616-6659

and with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

Attention: Tad Freese

140 Scott Drive

Menlo Park, California 94025

USA

Telephone: (650) 328-4600

Facsimile: (650) 463-2800

If to Fujitsu:

Fujitsu Limited

Akiruno Technology Center

50 Fuchigami

Akiruno, Tokyo 197-0833

Japan

Attention: Yoshihiro Sanjou, General Manager, Personnel Division

Business Planning and Promotion Group, Electronic Devices

Telephone: (042) 532-1400

Facsimile: (042) 532-2400

with a copy (which shall not constitute notice) to:

Morrison & Foerster, LLP

Attention: Jay Ponazecki

AIG Building, 11F

1-1-3 Marunouchi

Chiyoda-ku, Tokyo 100-0005

Japan

Telephone: (03) 3214-6522

Facsimile: (03) 3214-6512

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 13.7.

13.8 Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses, including fees and expenses of legal counsel and other representatives used or hired in connection with the transactions described in this Agreement.

13.9 Force Majeure.

13.9.1 Excuse. Neither Party will be liable to the other for failure or delay in performing its obligations hereunder if such failure or delay is due to circumstances beyond its reasonable control, including acts of any Governmental Authority, war, terrorism, insurrection, sabotage, embargo, fire, flood, earthquake, strike or other labor disturbance, interruption of or delay in transportation, or unavailability of or interruption or delay in telecommunications or third party services (“Force Majeure”); provided, however, that a lack of credit, funds or financing shall not constitute Force Majeure. This Section 13.9 shall not be interpreted as relieving a Party of an obligation to pay, but may serve to excuse delay in making a payment when due.

13.9.2 Mitigation. A Party seeking to be excused from performance as the result of Force Majeure will be excused to the extent such performance is delayed or prevented by Force Majeure; provided that such Party shall use the utmost reasonably practicable efforts to complete such performance. Each Party agrees to resume performance with the utmost dispatch whenever the causes of such excuse are cured or remedied.

13.9.3 Notice. Should either Party be prevented from or delayed in or become aware that it is likely to be prevented from or delayed in carrying out its obligations under this Agreement due to Force Majeure, such Party shall promptly give to the other Party a written notice setting forth the details of such Force Majeure.

13.10 Severability. If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties will use their respective Best Efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

13.11 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors and permitted assigns, and the Parties do not intend to confer third party beneficiary rights upon any other Person.

13.12 Construction. This Agreement shall be deemed to have been drafted by both Parties and, in the event of a dispute, neither Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

13.13 Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile or electronic copies bearing the facsimile or electronic signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

SPANSION JAPAN LIMITED:		FUJITSU LIMITED:

By:	/s/ Kazunori Imaoka	By:	/s/ Hiroaki Kurokawa
	Kazunori Imaoka		Hiroaki Kurokawa
	President		President